Exhibit 10.52

October 10, 2005

Mr. Christopher R. Ward
Shells Seafood Restaurant, Inc.
Vice President of Purchasing
16313 N. Dale Mabry Hwy # 100
Tampa, FL 33618

FOODSERVICE PRODUCTS DISTRIBUTION AGREEMENT

Dear Mr. Ward:

BACKGROUND

A.
Performance Food Group, Inc. (“PFG”) has developed a national network of foodservice product distribution companies (“PFG Distributors”) that perform purchasing, marketing, warehousing, quality control, product research and development, transportation and distribution services for national and regional foodservice Customers.

B.
Shells Seafood Restaurant, Inc. (“Customer”) desires to contract with PFG as its Primary Distributor (as hereinafter defined) for foodservice products to all of the Shells Seafood Restaurant, Inc. locations where PFG has distribution and is willing to service.

C.
Customer hereby contracts with PFG Florida to provide distribution services for the Customer Locations pursuant to the terms and conditions set forth in this Foodservice Products Distribution Agreement (this “Agreement”).

AGREEMENT TERMS
In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. PFG FLORIDA TO SERVE AS PRIMARY DISTRIBUTOR. PFG Florida shall serve as Customer’s Primary Distributor to Customer Locations for foodservice products within the designated categories (“Designated Categories”) set forth in Section 6 hereto (“Products”). For all purposes of this Agreement, Primary Distributor shall mean that Customer and/or the Customer Locations shall purchase ninety percent (90%) or more of the Products’ requirements in each Designated Category for the Customer Locations (the “Requirements Threshold”) from PFG Florida (as hereinafter defined). In the event that the Requirements Threshold is not satisfied in a given Designated Category during any two consecutive calendar months, PFG reserves the right to convert such Designated Category to a distribution fee consistent with the actual volume of Products and the actual percentage of Products’ requirements purchased for Customer Locations in such Designated Category.

2. APPOINTED DISTRIBUTORS. PFG Florida shall for all purposes of this Agreement hereby be defined as “Appointed Distributors”, to provide distribution services to Customer in accordance with the provisions of this Agreement.

3. TERM OF AGREEMENT. The term (“Term”) of this Agreement will commence effective as of (10/01/05) and shall continue for three (3) years, expiring (09/30/08). Either party may terminate the agreement, without cause, hereto-effective following one hundred twenty (120) days prior notice of termination to the other party. Either party hereto may propose any such amendments (“Amendment(s)”) to this Agreement by providing notice of such proposed Amendment (“Amendment Notice”) to the other party hereto. Upon receipt of any such Amendment Notice, a party shall have thirty (30) days (the “Objection Period”) to accept or reject such Amendment, and in the event of the acceptance of any such Amendment or the failure to object to such Amendment within such Objection Period, such Amendment shall take effect immediately upon the expiration of the Objection Period. Any such objections to any such Amendment shall be provided in the manner for giving notices under this Agreement, and in the event any party gives any such objection notice within the Objection Period, the parties shall negotiate in good faith to resolve such objection, and upon their failure to do so within sixty (60) days from the date of the original Amendment Notice, this agreement shall automatically terminate effective as of the close of business on the next business day following the expiration of the one hundred and twenty (120) day notice.

4. PRODUCTS COVERED BY THIS AGREEMENT. Products will include products marketed under the PFG family of brands (“PFG Brands”); national brands; locally controlled labels; other products specified by Customer and stocked by PFG Florida; (as hereinafter defined) as Proprietary Products; approved by Shells Seafood Restaurant, Inc.

5. AGREED AVERAGE DROP SIZE; ADDITIONAL CHARGES FOR ORDERS THAT DO NOT MEET MINIMUM ORDER REQUIREMENTS. Fee pricing provided in Section 6 hereof is based on an average order size of $4,000.00 per location per delivery (“Agreed Average Drop Size”) and a maximum of two (2) regularly scheduled deliveries per week. Effective after (10/01/05), in the event that the average order size for any thirty-day (30) period falls below the Agreed Average Drop Size, PFG Florida will give notice to Christopher R. Ward, VP of Purchasing, and he will cause such average order size to equal or exceed the Agreed Average Drop Size. In the event that the average order size deficiency is not remedied within such thirty (30) day period, PFG Florida shall have the right, which shall be exercised to modify the Fee pricing terms of this Agreement provided in Section 6 hereof, consistent with Customer’s actual average order size. The Shells Port Charlotte and St. Pete locations are omitted from this clause for the months of September and December of each year.

In addition, individual regularly scheduled orders less than $1000.00 will be charged an additional $100.00 to offset the additional charges incurred, and orders below the minimum order size of $500.00 will be delivered at the discretion of PFG Florida and Christopher R. Ward, VP of Purchasing on a case by case basis. This charge will not apply to Will Calls (customer pick-ups) or other deliveries made as a result of a PFG Florida error. Exception deliveries may be made in the event of emergencies and will be handled on a case-by-case basis.

New customer locations added after the inception of the program that are outside of the distribution centers current coverage area may be assessed a delivery fee in accordance with actual costs associated with the deliveries for and an unspecified time period. PFG Florida deliveries to the following geographic area: From Tallahassee East to Jacksonville; South to the greater Miami area; West to Naples and back North to Tallahassee with most if not all points in between. Any future location outside of the area has to be discussed and decided upon what action to take between PFG Florida management and Christopher R. Ward, VP of Purchasing.

6.  DISTRIBUTION FEE PRICING; DESIGNATED CATEGORIES
PFG Florida shall distribute Products to Customer Locations in the Designated Categories based upon the Fee pricing scheme specified in this Section 6.

Designated Categories		Fee

Dry Groceries		$2.20 per case
Frozen Foods		All Categories
Refrigerated Products
Meat / Seafood / Poultry
Non-Food Items
Chemicals

Fee calculation = (Distributor Cost) + (Fee)
Example:
Distributor Landed	$20.00
$2.20
Fee Calculation	($20.00 + 2.20 = $22.20)

7.  PRICING; COST DEFINED; PRICE ADJUSTMENTS.

A.	All pricing to Customer is calculated on PFG Distributors’ cost (“Cost”), as defined below.

B.
“Cost” is defined as the price invoiced by the vendor or manufacturer to the distributor plus applicable freight from the vendor or manufacturer less off-invoice temporary discounts or promotions during the applicable period (excluding cash discounts). Products contracted by Customer will be billed at the contracted Cost plus applicable freight and agreed to Fee. Products deemed “Weekly” or “Market Items” will be priced by PFG Florida based on cost plus fee from Section 6. If electronic data interchange or other invoice-less system is used, a printed report or other appropriate verification from the supplier confirming the purchase order cost will be considered an invoice for determining Cost.

C.
All prices on the Order Guides or other price lists provided to Customer will remain valid for the period of the Order Guides or other Price Lists, with the exception of those commodity or “at market” items that are identified to change weekly. In addition, during periods of unusual fluctuations (greater than 3% of product cost) PFG Florida may pass on such increases to Customer after notification to Christopher R. Ward, VP of Purchasing.

D.	All approved substitutions will be priced at the cost of the substituted item plus applicable fee.

8. JOINT PURCHASES; SPECIAL ORDERS; RESTOCKING FEE

A.
In the event that Customer and PFG Florida mutually agree to a forward, special or other “joint” purchase on Customer’s behalf that may require a purchase of inventory beyond thirty (30) days, PFG Florida will impose the following grid of charges.

PurchaseGrid
Shells Seafood Restaurant, Inc. shall have the flexibility to enter an agreement with PFG Florida to take advantage of forward buys, special or joint purchases of up to $2,000,000.00. Stipulations to this are as follows:

All products must be fully paid to PFG Florida by the 100th day in inventory. The billings for the value of the products are as follows:

In house up to 60 days	0% charge
After 60th day	.15% of inventory as storage fee, weekly
At 100 days	100% of Inventory must be paid

Fee of $2.20 will be assessed upon delivery to units, or when the aged product is removed from PFG Florida’s warehouse, in addition to any remaining value of case.

B.
PFG Florida may, at its option, agree to accept product returns from customers for reasons other than a PFG Florida error. The returned product must comply with the credit / return policy as outlined in Section 10. To defray additional handling expense for the return of such products, PFG Florida reserves the right to charge a restocking fee of $2.20 per case.

9. ORDERING PROCEDURES. PFG Florida has the ability to coordinate with Shells Seafood Restaurant, Inc.’s menu link system for ordering purposes. Each location will receive an email confirmation of orders placed through the IDS system. Customer will be provided with monthly Order Guides and weekly Order Guides for “at-market” products. All orders are to be placed by the cutoff time indicated in the Operating Procedures Manual.

10. CREDITS. Customer is not to return merchandise without written authorization from PFG Florida. All requests for return or adjustment of dry groceries must be reported within seven (7) days of receipt of merchandise and include the invoice number, Customer code and invoice date in order for the Customer to receive the full amount of credit due. In the case of frozen merchandise, returns must be identified at the time of delivery. Returned merchandise must reach PFG Florida in resalable condition and must be packed in its original carton, unless Customer is authorized to return merchandise for quality control inspection. Merchandise made to order, specially designed, crested or imprinted cannot be exchanged or returned. Special order (non-stock) merchandise may only be returned if packed in original shipping cartons and will be subject to transportation and handling charges.

Credits shall be granted in accordance with the terms of PFG’S Operating Procedures Manual, which shall be customized by PFG Florida for Customer with prior approval by Customer. Credit paperwork for Shells Seafood Restaurants, Inc. will be received back from PFG Florida within eighteen (18) working days.

11. DELIVERY AND RECEIVING. All deliveries will be made in accordance with a prearranged delivery schedule designed by PFG Florida to meet Customer needs. An “on-time” delivery is defined as being; product was delivered within the established 3-hour time window. The pricing of this agreement may dictate our need to route deliveries for the utmost efficiencies. As such, while PFG Florida will review your customer delivery preference, PFG Florida reserves the option to assign specific delivery days and / or maintain open delivery windows to your locations. PFG Florida will establish Holiday delivery schedules at least fourteen (14) days prior to such holiday. Customer will receive an original invoice and one copy with each order, which shall be checked by an authorized representative of Customer at the time of delivery. Should any product be short or damaged, Customer’s authorized representative shall notify the PFG Florida driver at the time of delivery. PFG Florida’s driver will note the discrepancy on the invoice, and credit will be taken directly off the invoice.

All products warehoused and delivered by PFG Florida personnel cannot exceed a maximum weight of 50 pounds per case.

12. ADJUSTMENTS IN MARGIN/SURCHARGES IN CONNECTION WITH UNANTICIPATED PROBLEMS. If the operating costs of PFG Florida increase as a direct result of a significant regional or national economic problem, including, without limitation, fuel cost increases and power shortages, PFG Florida may, on the following Monday, impose a surcharge on each delivery. The cost of fuel is an important variable cost for distributors. As such, the following fuel adjustment policy will be implemented as follows:

The ICC Gulf Coast Average Fuel Price Index as reported on the ICC Fuel Hot Line phone number 202-586-6966 or Internet site:

http://tonto.eia.doe.gov/oog/info/gdu/gasdiesel.asp

will be used to determine the price per gallon of fuel. Although there are regional differences in the price of fuel, since this is a national average fuel price any movement in the national average price of fuel should be reflected in the regional price of fuel.

If the Gulf Coast APFI reaches $1.50 per gallon or greater for four consecutive weeks, a surcharge will be implemented. Once implemented the adjustment will remain in place until there are four consecutive weeks in the normal price range of $1.50 or below.

Surcharge
ICC Fuel Price Index	Delivery Fee Adjustment

$0 through $1.50	No Fee Adjustment
$1.51 through $1.809	$2.00 per delivery
$1.81 through $2.009	$4.00 per delivery
$2.01 through $2.199	$6.00 per delivery
$2.20 through $2.309	$8.00 per delivery
$2.31 through $2.399	$10.00 per delivery
$2.40 through $2.499	$12.00 per delivery
For every successive $.10 Per Gal Increase	Additional $1.00 per delivery

13. CREDIT TERMS. Subject to review and approval, Payment Terms are net thirty (30) days; defined as payment received by PFG Florida within thirty (30) days from the date of the invoice. Customer(s) agree(s) that payment will be received by PFG Florida within established payment terms.

Payment will be made from PFG via credit memo within 30-days from close of the respective measurement period upon received payment. No invoice deductions will be permitted.

In the event of Customer’s failure to make payment in accordance with the payment terms specified in the preceding sentence, PFG Florida may (in addition to any other remedies) with 5 day written notice provided for herein to Customer and/or discontinue service and PFG Florida may terminate this Agreement on the seventh (7th) day. Any changes in financial conditions for licensee will be communicated to Christopher R. Ward, VP of Purchasing; he will notify PFG Florida of any changes in corporate or licensee financial circumstances.

A.	Payment Obligation: PFG Florida may modify payment terms if payments are not made when due and/or the financial condition of the Customer materially changes.

B.
Service Charge: If invoices are not paid when due, a service charge equal to lesser of 1 1/2% per month or the maximum interest rate permitted by law may be assessed on the unpaid portion of any such overdue invoice. Unpaid invoice balances and finance charges due to PFG Florida may be deducted from and/or offset against any credits otherwise due to Customer. Customer agrees to pay all expenses including, but not limited to, reasonable attorney’s fees incurred in connection with any successful enforcement by PFG Florida of amounts owed to PFG Florida by customer(s) under this agreement.

C.
Financial Information: Customer agrees to provide on a quarterly basis or promptly following receipt of a written request therefor from PFG Florida, such additional financial information, including, without limitation, audited financial statements, statement of cash flow and/or any such other financial information requested by PFG Florida. Such information will only be available in accordance with filing requirements of SEC.

14. AUDIT PRIVILEGES. Customer shall have the right, at Customer’s sole expense, to audit records of PFG Florida related to Customer under this Agreement; provided, however, that any such audits shall be subject to following limitations: (i) date and time of audit shall be mutually agreed upon following weeks written notice from Customer of its audit request; (ii) Customer shall not be entitled to audit PFG Florida more than twice in any twelve month period; (iii) any such audits shall be conducted between business hours of 8 a.m. and 5 p.m. Monday through Friday and without any unreasonable disruption PFG Florida’s business or year-end accounting procedures; and (iv) any such audit will consist of a maximum of 35 items covering the prior 13 week period immediately preceding the audit request. (v.) All documentations will be kept on PFG Florida property. No photocopies will be permitted to leave PFG Florida property.

15.  SPECIAL CUSTOMER PRICING / DEVIATED COST PROGRAMS. PFG Florida agrees to maintain deviated cost or special pricing programs that have been negotiated directly between Customer and the vendor community. PFG Florida will only maintain those deviated cost programs documented by the vendor and communicated to PFG Florida in writing. The communication shall, at a minimum contain:

a.	Lead time of ten (10) working days
b.	Program start and end dates
c.	Vendor letterhead and vendor contact information
d.	Signature of authorized vendor representative
e.	Items and applicable pricing information including UPC information
f.	Authorization for PFG Florida to implement this special pricing

16. PROPRIETARY PRODUCTS. PFG Florida will deliver products requested and specified by Customer that are proprietary to Customer’s operations (“Proprietary Products”) and special orders by Customer under the conditions specified in the following provisions of this Section 16. PFG Florida will not bring into stock any product or lines of product for Shells Seafood Restaurant, Inc. Locations unless Christopher R. Ward, VP of Purchasing, has authorized, in writing, such action. If Customer approves and authorizes products not currently in existing inventory, the following minimum guidelines will apply to any new products brought into stock:

A.
PFG Florida shall not be required to stock any Special Order or Proprietary Product that does not have or will not have average weekly sales of 10 cases and 15 annual turns per participating distribution center. Christopher R. Ward VP of Purchasing will allow PFG Florida to present products already stocked in inventory.

B.	Customer will sign a special stocking request form.

C.
Customer shall provide PFG Florida with a minimum of 21days notice in connection with any request by Customer to bring in any new normally stocked items. Further, customer shall provide PFG Florida with a minimum of four weeks’ notice on special order items. PFG Florida cannot guarantee that the minimum notice periods provided for in the two preceding sentences will be sufficient, and PFG Florida shall not be responsible for or be deemed to be in default of this Agreement by virtue of the inability to obtain items within such minimum notice periods. However, PFG Florida shall be required to use commercially reasonable efforts to obtain such items within the prescribed notice periods.

D.
If PFG Florida has not previously purchased from the supplier/manufacturer designated by Customer, a certificate of insurance indicating coverage that satisfies PFG’S required coverage and an appropriate indemnification from supplier/manufacturer must be provided before any product can be brought into inventory. If the specified supplier/manufacturer will not issue an appropriate certificate of insurance and/or provide appropriate indemnification, Customer agrees to provide such required insurance to PFG Florida and to indemnify and hold harmless PFG Florida.

E.
In the event (i) Customer decides to discontinue any Proprietary Product or products subject to special orders or (ii) Customer gives or receives notice of termination of this Agreement, Customer shall provide notice thereof to PFG Florida within 30 days in accordance with the notice provisions of this Agreement.

F.
Upon thirty (30) days of notice of a request from PFG Florida, Customer agrees to purchase or advise PFG Florida how to dispose of such products that constitute remaining special order or Proprietary Products inventory on hand that does not meet the minimum stocking requirements listed in Section 16(A) hereof. Refer to Section 8 A.

G.
In the event this agreement is terminated by either party hereto, Customer agrees (i.) to use commercially reasonable efforts to effect an orderly transition with respect to and (ii) to remove from the distribution centers for all PFG Distributors within 21 days of the termination date, all Proprietary Products, special order products, obsolete inventory, other applicable products in stock, and products for which non-cancelable orders have been placed. All items will be FOB distribution center, and Customer or new distributor will pay for all such inventory and all freight in connection with the disposition of all such Products. Payment for this inventory transition will be made within 30 days of the invoice date.

17. Support Services. PFG Florida will provide the following additional support services to Shells Seafood Restaurant, Inc.

A.	PFG Florida will assign an Account Executive and a Customer Service Representative to handle the day-to-day management of the Shells Seafood Restaurant, Inc. account.

B.
Service Levels. PFG distributors will perform at fill rate of 98.5% or above including substitutions. Service Level Benchmarks will be mutually developed between Shells Seafood Restaurant, Inc. and PFG Florida to measure performance. Recovery deliveries will be made as required. The cost of the recovery delivery will be the responsibility of the distributor or Shells Seafood Restaurant, Inc. depending on the source of the error.

C.
QC Procedures/Test Kitchen: Shells Seafood Restaurant, Inc. has a full Quality Control/Assurance program in place. All seafood items as well as other protein products as necessary. Upon PFG Florida’s receipt of these products, they will automatically be placed on a “Pending” status until they are tested and released by the QC Manager. Shells Seafood Restaurants, Inc. does not always use product on a first in first out basis when it comes to protein items. PFG Florida must have flexibility to ship items out of sequence, frequently. PFG Florida will make test kitchen on premises available for QC Manager; 12 business hours per week during normal business hours of 8 am - 5pm, Monday through Friday. PFG Florida will provide a designated mailbox for copies of all bills of ladings and other important items, for the QC Manager or Shells Purchasing department upon receipt of product. PFG Florida will also make available a phone line in the test kitchen.

D.
Vendor Returns: PFG Florida will charge Shells Seafood Restaurant, Inc. of $1.10 fee per case for all items returned to vendor that are revealed at the warehouse level. All cases needing to be picked up from individual unit locations to be returned to vendor Shells Seafood Restaurants, Inc. will be charged a $2.20 fee per case. These fees apply to any item(s) returned due to Quality Control Inspections. A joint letter from PFG Florida and Shells Restaurants will inform the appropriate vendors of this stipulation.

18. FORCE MAJEURE. Neither party shall be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from fires, floods, riots, strikes or other circumstances beyond either party’s reasonable control.

19. COMPLIANCE WITH LAWS. Each party hereto agrees that it will comply with all laws and regulations applicable to this Agreement and its performance hereunder. Without limiting the foregoing, Customer agrees to fully and accurately report to the appropriate federal and state agencies and authorities all discounts (as such term is defined in 42 CFR Sec
1001.952 (h)) granted hereunder in accordance with all applicable laws and regulations

20. REPORTING/ DATA INTERCHANGE. In addition to monthly and weekly Order Guides, PFG will provide Monthly or Quarterly Standardized Usage Reports as requested by Shells Seafood Restaurant, Inc. PFG Florida will not provide any Shells Seafood reports to any other party with out written consent from Christopher R. Ward, VP of Purchasing or Shells Seafood Restaurant, Inc.

A.	In addition to standard reports the following reports will be sent to the Shells Seafood Restaurant, Inc. Purchasing Department weekly/monthly as needed.

1.	Usage by Month, rolling YTD by Vendor
2.	Descending dollar by item.
3.	Descending dollar by vendor.
4.	Monthly Service Level Report.
5.	Monthly Order Guides (Must be sent to restaurant locations also)
6.	Weekly Price Changes (must be sent to restaurant locations also)
7.	Weekly Lot Listing (All Protein Items)
8.	All reports need to be electronically submitted.

21. NOTICES. Any written notices called for in this agreement may be made by facsimile, personal delivery, overnight or other delivery service or first class mail to and confirmed by Christopher R. Ward, VP of Purchasing. Notices by fax will be effective when the transmission is complete and confirmed; notices by personal delivery will be effective upon delivery; notices by overnight or other delivery services will be effective when delivery is confirmed; notices by mail will be effective four business days after mailing. The notice address for each party is set forth below and shall be subject to change upon written notice thereof in accordance with the provisions of this Section 21.

22. CHOICE OF LAW/ VENUE. This Agreement, including, without limitation, any dispute or claim hereunder, shall be governed by and construed in accordance with the laws of the State of Florida without reference to the choice of law provisions of any state. Further, the parties hereby agree that any and all actions or proceedings arising from or relating to this Agreement shall be brought in the Circuit Court Hillsborough County, Florida, or the United States District Court of Tampa, Florida Division and hereby consent to personal jurisdiction of such courts for any such action of proceeding. All fees related to any arbitration or court actions will be the responsibility of the losing party to settle.

23. LIMITATION OF LIABILITY. PFG shall not be liable to the Customer for any special, indirect, incidental, consequential or punitive damages arising out of or relating to this Agreement under any legal theory.

24. MISCELLANEOUS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. PFG and Customer have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute of law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All such exhibits, schedules and other documents, or portions thereof, identified in this Agreement are incorporated herein by reference and made a part hereof. At either party’s reasonable request and without further consideration, the other party shall promptly execute and deliver such instruments and documents, and take such other action, as such party may reasonably request to effectuate completely the transactions provided for in this Agreement and to otherwise carry out the purpose and intent of this Agreement. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provision(s) one or more valid, legal and enforceable provision(s) that, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect. No remedies set forth herein shall be exclusive and no party shall be limited to any remedy set forth herein. All remedies available to any party shall be cumulative. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. The titles and/or captions contained in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. The masculine, feminine or neutral gender and singular or plural nouns shall each to be deemed to include the others whenever the context so indicates.

25. ENTIRE AGREEMENT. This agreement sets forth the complete understanding of the parties hereto with respect to the subject matter contained herein, and may not be amended or supplemented; except in writing signed by both parties.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Agreement between
Shells Seafood Restaurant, Inc. and Performance Food Group Florida

ACCEPTED BY

Shells Seafood Restaurant, Inc.:	Performance Food Group:
Warren Nelson Chief Financial Officer 16313 N. Dale Mabry Hwy #100 Tampa, FL 33618	William Terry Vice President Business Development 3150 N. Gallagher Rd. Dover, FL 33527

813-961-0944	813-659-0811
813-964-1314	813-659-3502

Warren R. Nelson	William Terry
(Please Print)	(Please Print)

/s/ Warren R. Nelson	/s/ William Terry
(Signature)	(Signature)

Chief Financial Officer	Vice President
(Title)	(Title)

10/20/2005	10/20/2005
(Date)	(Date)